EXHIBIT 10.1

EMPLOYMENT AGREEMENT

(BRADLEY S. POWELL)

This Employment Agreement (the “Agreement”), dated July 25, 2007, is between Eden Bioscience Corporation, a Washington corporation (the “Company”), and Bradley S. Powell (the “Employee”).

The Company and Employee have determined that it is in their mutual interests to enter into a new Agreement extinguishing and replacing the prior terms and conditions of Employee’s employment with the terms and conditions set forth below. According, the parties agree as follows.

1.	EMPLOYMENT

1.1	Prior Terms Extinguished

The Change of Control Agreement (the “CCA”), dated August 16, 2000, and the Severance Letter Agreement (“Severance Agreement”) dated January 28, 2002, between the Company and Employee are hereby extinguished and shall have no further effect. In exchange for this extinguishment, Employee shall receive the Supplemental Payment in accordance with subparagraph 3.3 below.

1.2	Employment Period

The Company hereby agrees to continue the Employee in its employ, and the Employee hereby agrees to remain in the employ of the Company or its affiliated companies, in accordance with the terms and conditions of this Agreement, until the Agreement is terminated by either party in according with the provisions of Paragraph 4 below (“Employment Period”).

1.3	Position and Duties

The Employee is and shall continue to be employed as the President and Chief Financial Officer provided that the Board of Directors of the Company (the “Board”) may reduce Employee’s duties as it deems appropriate in the best interests of the Company. Provided, however, that the Board will not reduce Employee’s duties prior to January 1, 2008 except upon an acquisition, merger or consolidation to which the Company is a party, or in the event of the company’s liquidation,

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1.4	Employment at Will

The Employee and the Company acknowledge that, except as expressly provided under any other written employment agreement between the Employee and the Company, the employment of the Employee by the Company or its affiliated companies is “at will” and may be terminated by either the Employee or the Company or its affiliated companies at any time in accordance with the provisions of Paragraph 4 of this Agreement.

2.	ATTENTION AND EFFORT

During his Employment, and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee will devote all of his professional productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder, and will use his best efforts to perform faithfully and efficiently such responsibilities. If the Board reduces the Employee’s Annual Base Salary, the Employee will not be required to devote all of his professional productive time, ability, attention and effort to the business and affairs of the Company and the discharge of the responsibilities assigned to him hereunder.

3.	COMPENSATION

The Company agrees to pay or cause to be paid to the Employee, and the Employee agrees to accept in exchange for the services rendered hereunder by him, the following compensation:

3.1	Salary

The Employee shall receive his annual base salary (the “Annual Base Salary”), during his employment in the amount of $205,000 per year. The Annual Base Salary shall be paid in substantially equal installments, twice monthly. The Board may, in its sole discretion, determine to raise the Annual Base Salary or to reduce the Annual Base Salary proportionately should the Board reduce Employee’s duties or the commitments pursuant to (and consistent with the limitations set forth in) subparagraph 1.3. Employee shall be paid a lump sum amount upon execution of this Agreement equal to the retroactive application of the Annual Base Salary above to December 15, 2006, the date on which Employee became the Company’s President.

3.2	Bonus

The Compensation Committee of the Board of Directors may, at its sole discretion, pay Employee a bonus upon completion of an acquisition, merger or consolidation to which the Company is a party.

3.3	Supplemental Payment

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In addition to any and all other compensation, Employee shall receive a supplemental payment (“Supplemental Payment”) of $356,145 in exchange for the extinguishment of the agreements listed in subparagraph 1.1. The Supplemental Payment shall be made in installments, as follows: one-half (1/2) upon execution of this Agreement; one-quarter (1/4) on September 30, 2007; and one quarter (1/4) on January 1, 2008. The Supplemental Payment installments shall be paid notwithstanding any other provisions of this Agreement, except that any remaining unpaid Supplemental Payment installments shall not be made in the event of a termination for Cause, as defined in subparagraph 5.4 below, nor shall any remaining unpaid Supplemental Payment installments be made if Employee shall terminate his employment for any reason, except termination by reason of the Employee’s death or total disability, in which case any remaining unpaid Supplemental Payment installments shall be accelerated and paid on the Date of Termination.

3.4	Benefits

During his Employment, the Employee shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be provided to other employees of the Company and its affiliated companies from time to time by action of the Board (or any person or committee appointed by the Board to determine fringe benefit programs and other emoluments). If the Board reduces the Employee’s duties and Annual Base Salary, all accrued vacation will be paid to Employee on the date of such change and the employee shall be entitled to participate, subject to and in accordance with applicable eligibility requirements, in such fringe benefit programs as shall be provided to other employees of the Company.

3.5	Expenses

The Employee shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by him in accordance with the policies, practices and procedures of the Company and its affiliated companies in effect for the employees of the Company and its affiliated companies.

4.	TERMINATION

Employment of the Employee during the Employment Period may be terminated as follows but, in any case, the noncompetition, nondisclosure and noninterference provisions set forth in Sections 7, 8, 9, and 10 shall survive the termination of this Agreement and the termination of the Employee’s employment with the Company:

4.1	By the Company or the Employee

Upon giving Notice of Termination, either party may terminate Employee’s employment at will, for any reason or no reason.

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4.2	Automatic Termination

This Agreement and the Employee’s employment shall terminate automatically upon the death or “total disability” of the Employee. The term “total disability” as used herein shall mean Employee’s inability to perform assigned duties for a period or periods aggregating 120 calendar days in any 12-month period as a result of physical or mental illness, loss of legal capacity or any other cause beyond Employee’s control, unless Employee is granted a leave of absence by the Board. Employee and the Company hereby acknowledge that Employee’s ability to perform assigned duties is of the essence of this Agreement. Termination hereunder shall be deemed to be effective (a) at the end of the calendar month in which Employee’s death occurs or (b) immediately upon a determination by the Board of Employee’s total disability, as defined herein.

4.3	Notice of Termination

Except as otherwise provided below, any termination by the Company or by the Employee during the Employment Period shall be communicated by written Notice of Termination to the other party given 20 days in advance in accordance with Section 6. The “Date of Termination” shall be the first day after the 20 day notice period.

Provided, however, that if the Employee’s employment is terminated by reason of death, the Date of Termination shall be the end of the calendar month in which the Employee’s death occurs. If the Employee’s employment is terminated by reason of total disability, the Date of Termination shall be immediately upon a determination by the Board of the Employee’s total disability. In the case of termination of the Agreement by the Company for Cause, as defined below, the Date of Termination shall be immediately upon communication of the termination decision to Employee in accordance with subparagraph 5.2 below.

The Employee’s employment and performance of services will continue during any applicable notice period; provided, however, that the Company may, upon notice to the Employee and without reducing the Employee’s compensation during such period, excuse the Employee from any or all of his duties during such period.

5.	TERMINATION PAYMENTS

In the event of termination of the Employee’s employment, all compensation and benefits set forth in this Agreement shall terminate except as specifically provided in this Section 5.

5.1	Termination by the Company without Cause

If the Company terminates the Employee’s employment without Cause, as defined in subparagraph 5.4 below, the Employee shall be entitled to receive payment of the following accrued obligations (the “Accrued Obligations”):

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(i)	the Employee’s Annual Base Salary through the Date of Termination to the extent not theretofore paid; and

(ii)	any compensation previously deferred by the Employee (together with accrued interest or earnings thereon, if any) as such deferred compensation becomes payable under the deferral plan, and any accrued vacation pay, in each case to the extent not theretofore paid.

Further, Employee shall receive any remaining unpaid Supplemental Payment installments, which shall accelerate to Date of Termination.

5.2	Termination by the Company for Cause or by Employee

If the Employee’s employment shall be terminated by the Company for Cause, or Employee shall terminate his employment for any reason, this Agreement shall terminate without further obligation to the Employee other than the obligation to pay to the Employee his Annual Base Salary through the Date of Termination plus the amount of any compensation previously deferred by the Employee (as such deferred compensation becomes payable under the deferral plan) and accrued vacation, in each case to the extent theretofore unpaid. In the case of termination by the Company for Cause under this subparagraph, the Notice of Termination shall be provided to Employee but (a) the twenty day advance notice requirement provided in subparagraph 4.3 shall not apply; and (b) the Date of Termination shall be the date on which the employee receives the Notice of Termination.

5.3	Termination Because of Death or Total Disability

If the Employee’s employment is terminated by reason of the Employee’s death or total disability, this Agreement shall terminate automatically without further obligations to the Employee or his legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Employee’s estate or beneficiary, as applicable in the case of the Employee’s death), and payment of any unpaid Supplement Payment installments provided for in subparagraph 3.3, which shall accelerate to the Date of Termination.

5.4	Cause

Wherever reference is made in this Agreement to termination being with or without Cause, “Cause” shall include, without limitation, the occurrence of one or more of the following events:

(a) Failure or refusal to carry out the lawful assigned duties or any directions of the Board, which directions are reasonably consistent with the duties herein set forth to be performed by Employee;

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(b) Violation by Employee of a state or federal criminal law involving the commission of a crime against the Company or a felony;

(c) Current use by Employee of illegal substances; deception, fraud, misrepresentation or dishonesty by Employee; any incident materially compromising Employee’s reputation or ability to represent the Company with the public; any act or omission by Employee which substantially impairs the Company’s business, good will or reputation; or any other misconduct; or

(d) Any other material violation of any provision of this Agreement.

5.5	Acceleration of Stock Options

In the event Employee’s employment is terminated as provided in subparagraphs 5.1 or 5.3 above, all of Employee’s stock options issued pursuant to the Eden Bioscience Corporation 1995 Combined Incentive and Nonqualified Stock Option Plan or 2000 Stock Incentive Plan (the “Option Plans”) will fully accelerate to the Date of Termination in vesting and exercisability. Nothing contained in this Agreement shall affect the right of Employee to receive benefits or other shares under any option plan existing or adopted by the Company. The Options will be designated as incentive stock options to the extent permitted under the Option Plans and applicable law.

6.	FORM OF NOTICE

All notices given hereunder shall be given in writing, shall specifically refer to this Agreement and shall be personally delivered or sent by telecopy or other electronic facsimile transmission or by registered or certified mail, return receipt requested, at the address set forth below or at such other address as may hereafter be designated by notice given in compliance with the terms hereof:

If to Employee:

Bradley S. Powell 22906 81st Avenue SE Woodinville, WA 98072

If to the Company:

Eden Bioscience Corporation 11816 North Creek Parkway North Bothell, WA 98011

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Copy to:

Andrew B. Moore Perkins Coie LLP 1201 Third Avenue, 40th Floor Seattle, WA 98101-3099

If notice is mailed, such notice shall be effective upon mailing, or if notice is personally delivered or sent by telecopy or other electronic facsimile transmission, it shall be effective upon receipt.

7.	NONCOMPETITION

Employee agrees that during the Employment Period and for a period of eighteen (18) months thereafter, he will not, except in furtherance of his employment with the Company, without the prior written consent of the Company, either directly or indirectly operate, control, advise, be engaged by, perform any consulting services for, invest in (other than less than one percent of the outstanding stock in a publicly held corporation which is listed on the NASDAQ national market or traded over-the-counter or on a recognized securities exchange) or otherwise become associated in any capacity with, any business, company, partnership, organization, proprietorship, or other entity who or which manufactures products or traits which use organisms or other byproducts or which is developing products or traits, to (i) treat soil or foliar diseases of plants or (ii) enhance growth or insect tolerance of plants (the “Company Products”) in competition with the Company in those geographical areas in which the Company conducts or has conducted such business, or intends to conduct business, consistent with the Company’s current, written business plans, during Employee’s employment.

8.	NONDISCLOSURE

Employee agrees at all times to hold as secret and confidential (unless disclosure is required by the Company or would be in furtherance of Employee’s employment with the Company or is required pursuant to court order, subpoena in a governmental proceeding, arbitration or pursuant to other process or requirement of law) any and all knowledge, information, developments, manufacturing and trade secrets, know-how and confidences of the Company or its business of which he has knowledge during the Employment Period, to the extent such matters have not previously been made public, are not thereafter made public, or do not otherwise become available to Employee from a third party not, to Employee’s best knowledge, bound by any confidentiality agreement with the Company (“Confidential Information”). The phrase “made public” as used in this Agreement shall apply to matters within the domain of (a) the general public or (b) the Company’s industry. Employee agrees not to use such knowledge for his own benefit or for the benefit of others or, except as provided above, disclose any of such Confidential Information without the prior written consent of the Company, which consent shall make express reference to this Agreement.

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9.	NONINTERFERENCE

Employee agrees that during the Employment Period and for a period of eighteen (18) months thereafter, he will not, except in furtherance of his employment with the Company or as a part of his duties as an officer of the Company, without the prior written consent of the Company, directly or indirectly solicit, induce or attempt to solicit or induce any employee, agent or other representative or associate of the Company to terminate its relationship with the Company or in any way interfere with such a relationship or a relationship between the Company and any of its suppliers or distributors.

10.	DISCLOSURE OF PROPRIETARY INTELLECTUAL PROPERTY

10.1	Disclosure of Intellectual Property

Employee agrees that he will promptly disclose to the Company any and all improvements, discoveries, ideas, developments or inventions composing proprietary intellectual property which may be material to the operations and business of the Company (the “Improvements”) which Improvements are made or conceived by Employee, acting alone or in conjunction with others, (a) during the Employment Period, or (b) to the extent the Improvements are specifically and directly related to the Company Products within three (3) years after the Employment Period, if such Improvement results from or was suggested by such employment. Employee shall not disclose any such Improvement to any person, except the Company and shall use all reasonable efforts to provide the Company written disclosure of such Improvements. Each such Improvement shall be the sole and exclusive property of and is hereby assigned to the Company. Employee agrees that, at the request of the Company, Employee will execute such applications, statements, assignments or other documents, furnish such information and data and take all such other action (including without limitation the giving of testimony) as the Company may from time to time reasonably request in order to obtain for the Company a registration or patent in the United States or any foreign country covering or pertaining to any such Improvement. The Company and Employee hereby acknowledge and agree that the obligations set forth in this Section 10 do not apply to an Improvement for which no equipment, supplies, facility, copyright, patent or patent application, registration, information, or other intellectual property or trade secret information of the Company was used and which was developed entirely on Employee’s own time, unless (a) the Improvement relates (i) directly to the business of the Company, or (ii) to the Company’s actual or demonstrably anticipated research or development, or (b) the Improvement results from any work performed by Employee for the Company.

10.2	Confidentiality and Disclosure Agreement

Employee agrees to execute and be bound by the terms of the Company’s Employee Confidentiality and Disclosure Agreement.

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11.	REPRESENTATIONS, WARRANTIES AND OTHER CONDITIONS

In order to induce the Company to enter into this Agreement, the Employee represents and warrants to the Company as follows:

11.1	Health

The Employee is in good health and knows of no physical or mental disability which, with or without any accommodation which may be required by law and which places no undue burden on the Company, would prevent him from fulfilling his obligations hereunder. The Employee agrees, if the Company requests, to submit to periodic medical examinations by a physician or physicians designated by, paid for and arranged by the Company. The Employee agrees that the examination’s medical report shall be provided to the Company.

11.2	No Violation of Other Agreements

The Employee represents that neither the execution nor the performance of this Agreement by the Employee will violate or conflict in any way with any other agreement by which the Employee may be bound.

11.3	Reaffirmation of Obligations

The Employee hereby reaffirms the Employee Confidentiality and Disclosure Agreement previously executed by Employee.

12.	INTEGRATION

This Agreement constitutes the entire agreement between Employee and the Company relating in any way to the employment of Employee by the Company, and supersedes all prior discussions, understandings and agreements between them with respect thereto.

13.	INVALID PROVISION

The invalidity or unenforceability of any particular provision of this Agreement shall not affect any other provision hereof, and the Agreement shall be construed in all other respect as if such invalid or unenforceable provisions were omitted. However, if any court should determine that the duration or any other feature of any restriction contained in Section 8 of this Agreement is unenforceable, it is the intention of the parties that the provisions of such Section as set forth herein shall not thereby be terminated, but shall be deemed amended to the extent required to render them valid and enforceable.

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14.	ATTORNEYS’ FEES

In the event of a dispute arising out of the interpretation or enforcement of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs.

15.	BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the respective parties hereto, their heirs, executors, successors and assigns.

16.	GOVERNING LAW

This Agreement and the parties’ performance hereunder shall be governed by and interpreted under the laws of the State of Washington. Employee agrees to submit to the jurisdiction of the courts of the State of Washington, and that venue for any action arising out of this Agreement or the parties’ performance hereunder may be laid in King County, Washington.

17.	AMENDMENTS

Any term of this Agreement may be amended and the observance of any term may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the parties.

18.	ASSIGNMENT

This Agreement is personal to Employee and shall not be assignable by Employee or the Company.

19.	CONSENTS AND WAIVERS

No consent or waiver, express or implied, by any party hereto to or of any breach or default by any other party in the performance by the others of their obligations hereunder shall be valid unless in writing, and no such consent or waiver shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other party of the same or any other obligations of such party hereunder. Failure on the part of any party to complain of any act or failure to act of any other party or to declare the other parties in default, irrespective of how long such failure continues, shall not constitute a waiver by such party of its rights hereunder. The granting of any consent or approval in any one instance by or on behalf of the Company shall not be construed to waive or limit the need for such consent or approval in any other subsequent instance.

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20.	HEADINGS

Titles or captions of sections contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provisions hereof.

21.	REMEDIES IN EQUITY

The rights and remedies of the parties hereunder shall not be mutually exclusive, i.e., the exercise of one or more of the provisions hereof shall not preclude the exercise of any other provisions hereof. The parties confirm that damages at law will be an inadequate remedy for a breach or threatened breach of this Agreement and agree that their respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy as well as at law or otherwise.

22.	ARBITRATION

Any controversies or claims arising out of or relating to this Agreement or to employee’s employment with the company shall be fully and finally settled by arbitration in the City of Seattle, Washington under Washington law and in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect (the AAA Rules), conducted by one arbitrator either mutually agreed upon by the company and the employee or chosen in accordance with the AAA rules.

IN WITNESS WHEREOF, the parties have executed and entered into this Agreement on the date set forth above.

EMPLOYEE

By:	/s/ Bradley S. Powell

Bradley S. Powell

EDEN BIOSCIENCE CORPORATION

By:	/s/ William T. Weyerhaeuser

William T. Weyerhaeuser

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